Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of AltEnergy Acquisition Corp. on Form S-1 of our report dated April 28, 2021, except for the sixth and seventh paragraph of Note 5 and the fifth and sixth paragraphs of Note 6 as to which the date is August 6, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of AltEnergy Acquisition Corp. as of March 25, 2021 and for the period from February 9, 2021 (inception) through March 25, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville. NY

October 21, 2021